DeVISSER GRAY LLP
CHARTERED ACCOUNTANTS

401-905 West Pender St
Vancouver BC V6C 1L6
t 604.687.5447
f 604.687.6737

Consent of Independent Registrered Public Accounting Firm

The Board of Directors of Avrupa Minerals Ltd.

We consent the use of our report dated April 25, 2011 (the "Report") with respect to the consolidated statements of financial position of Avrupa Minerals Ltd. as at December 31, 2011, December 31, 2010 and April 30, 2010 and the consoildated statements of comprehensive loss, changes in equity and cash flows for the year ended December 31, 2011, eight months ended December 31, 2010 and year ended April 30, 2010, included in the Form 20-F Registration Statement.

De Visser Gray LLP

CHARTERED ACCOUNTANTS

Vancouver, BC
June 4, 2012